Exhibit 10.20

TELIK, INC.

June 12, 2009

Dr. Stefan Ryser, Ph.D

c/o Telik, Inc.

3165 Porter Drive

Palo Alto, CA 94304

Re:	Transition and Release Agreement

Dear Dr. Ryser:

This letter sets forth the terms and conditions of the transition and release agreement (the “Agreement”) that Telik, Inc. (the “Company”) is offering to you.

1.    Resignation of Employment.

(a)    Transition Period. You will resign, and the Company hereby accepts your resignation, as an employee of the Company effective August 1, 2009 (the “Transition Date”). From the Effective Date of this Agreement (as defined in Section 13(b) (ADEA Waiver) hereof) through the Transition Date (the “Transition Period”), you will continue to serve as an employee of the Company pursuant to the terms of your August 1, 2008 employment offer letter agreement with the Company (the “Employment Agreement”) and shall assist the Company, as reasonably requested from time to time, in transitioning your responsibilities and outstanding projects to other Company personnel. Except as expressly provided this Agreement, you will no longer serve the Company or any affiliated entity in any office or capacity after the Transition Date.

(b)    Proprietary Information. You acknowledge and agree to abide by your obligations under your Proprietary Information and Inventions Agreement with the Company, a copy of which is attached as Exhibit A hereto (the “Confidentiality Agreement”), as well as any other confidentiality obligations applicable to you pursuant to any written agreement between you and the Company and/or under applicable law.

(c)    Final Salary and Paid Time Off. On the Transition Date, the Company will pay you all accrued salary and accrued but unused paid vacation earned by you through the Transition Date, less applicable withholdings and deductions.

(d)    Expense Reimbursements. You agree that, within thirty (30) days after the Transition Date, you shall submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2.    Stock Options.

(a)    Employment-Related Option. In connection with your employment with the Company, you were granted an option (the “Option”) to purchase 325,000 shares of Company common stock pursuant to the terms of the Company’s 2000 Equity Incentive Plan, as amended from time to time (the “Plan”), and stock option grant notices and agreements issued to you (collectively with the Plan, the “Stock Documents”). Pursuant to the Stock Documents, 75,000 shares subject to the Option were to become vested upon achievement of specified performance objectives (the “Performance-Based Shares”); the remaining 250,000 shares (the “Time-Based Shares”) were to vest over a four-year period, with twenty-five percent (25%) of the Time-Based Shares becoming vested upon your completion of one (1) year of continuous service with the Company, and the remaining vesting in equal monthly installments for each month of your continuous service thereafter. The shares subject to the Option shall continue to vest through the Transition Date in accordance with the current vesting schedule, at which time they will cease vesting.

(b)    Director Options. In connection with your service as a non-employee director of the Company, you were granted options (the “Director Options”) to purchase 65,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2000 Non-Employee Directors’ Stock Option Plan, as amended from time to time (the “Director Plan”), and stock option grant notices and agreements issued to you (collectively with the Director Plan, the “Director Stock Documents”). The Director Options shall continue to vest through the Transition Date in accordance with the applicable vesting schedules set forth in the Director Stock Documents, at which time they will cease vesting. Except to the extent modified herein, the Director Options shall continue to be governed by the terms and conditions set forth in the Director Stock Documents.

3.    Severance Benefits. Provided that you (a) sign this Agreement and remain employed with the Company pursuant to its terms through August 1, 2009, and (b) sign and allow to become effective the Transition Date Release attached hereto as Exhibit B, the Company shall provide you with the severance benefits described below. You must sign the Transition Date Release on or within 21-days after the Transition Date (but not before the Transition Date), and allow the Transition Date Release to become effective by its terms to receive any of these benefits.

(a)    Relocation Benefits. The Company shall forever waive any obligation on your part to reimburse the Company for the Relocation Bonus (as defined in the Employment Agreement) provided to you in connection with your employment with the Company. In addition, the Company shall pay you a lump sum relocation assistance payment of $40,000, less applicable withholdings and deductions (the “Relocation Assistance Payment”), to support you in relocating back to the New York area. The Relocation Assistance Payment will be paid on the first Company payroll pay date after your employment ends and you have satisfied the Transition Date Release requirement described above.

(b)    COBRA. Your group health insurance coverage will end on the last day of the month in which the Transition Date occurs (i.e., August 31, 2009). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after that date at your own expense. You will be provided additional information about your health insurance continuation rights under separate cover on or shortly after the Transition Date. Provided you timely elect to continue your health insurance benefits after the Transition Date pursuant to the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, as additional compensation for the Services, the Company shall pay all premiums necessary to maintain your current level of medical, dental and vision insurance coverage in effect through the end of the Consulting Period (as defined in Section 4(a) herein) or until such earlier date as you secure replacement health, dental and vision insurance coverage through a subsequent employer. You agree to notify the Company as soon as possible after you secure such replacement coverage.

4.    Consulting Services Agreement. Provided that you (a) sign this Agreement and remain employed with the Company pursuant to its terms through August 1, 2009, and (b) sign and allow to become effective the Transition Date Release attached hereto as Exhibit B as provided in Section 3, then the Company will retain you as a consultant on the terms and conditions set forth below.

(a)    Consulting Period. You shall serve as a consultant to the Company from August 2, 2009 through March 31, 2010 or until such earlier date as the consulting arrangement is terminated as provided herein (the “Consulting Period”).

(b)    Consulting Services. As a consultant, you will be responsible for providing advice and analysis and other assistance and services with respect to strategic matters as reasonably requested by the Company from time to time (collectively, the “Services”). You agree to make yourself available for up to 20 hours each month to perform the Services, and agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. The Services shall be assigned to you by Cynthia M. Butitta, the Company’s Chief Operating Officer and Chief Financial Officer, who will also serve as your primary Company contact in your consultant role.

(c)    Fees. The Company will pay you consulting fees (“Fees”) of $27,083.33 month for the Services during the Consulting Period (with Fees for any partial month of Services prorated based on the number of days of Services provided). The Fees will be paid (via direct deposit to your designated bank account) on or before the last day of each month (e.g., payment for August will be made on August 31, 2009). The Company will not make any withholdings from the Fees and will issue you an IRS Form 1099 with respect to all Fees paid to you for the Services. The Company will not make payments for state or federal tax or social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance for you. You hereby agree to accept exclusive responsibility for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Fees. You further agree to indemnify and hold harmless the Company against any and all liabilities to any taxing authority for any taxes, interest or penalties arising in any way from the Fees.

(d)    Expense Reimbursement. The Company will reimburse you for all documented business expenses reasonably incurred in the course of performing the Services, pursuant to its established expense reimbursement policies and procedures in effect from time to time; provided, however, that you agree that you will not incur any expense in excess of $100 without the Company’s advance written consent.

(e)    Independent Contractor Relationship. Your relationship with the Company during the Consulting Period shall be that of an independent contractor of the Company, and not an employee of the Company. Accordingly, you will not be entitled to receive any of the benefits the Company provides to its employees generally. You will have no responsibilities or authority as a consultant to the Company other than as specifically provided in this Agreement. You shall not have any authority to enter into any agreement or make any representation binding upon the Company during the Consulting Period, and agree not to do so unless expressly authorized by the Company, in writing, to do so.

(f)    Proprietary Information. During the Consulting Period, you may receive and develop confidential and proprietary information relating to the Company’s business practices, strategies and technologies (collectively, the “Information”). You acknowledge the confidential and secret character of the Information, and agree that the Information is the sole, exclusive and valuable property of Company. Accordingly, you agree: (i) not to use, disclose or reproduce any of the Information without the applicable prior written consent of the Company, (ii) not to use the Information except in the performance of your authorized duties for the Company, and (iii) not to disclose all or any part of the Information in any form to any third party. Upon the termination of the Consulting Period or upon the Company’s earlier request, you agree to cease using and to return to the Company all whole and partial copies, reproductions, and derivatives of the Information, whether in your possession or under your direct or indirect control. Additionally, you hereby agree that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in your performance of the Services shall be the sole and exclusive property of the Company and you hereby assign to the Company all rights, title and interest in and to any and all such ideas, improvements, inventions and works of authorship. The foregoing obligations shall be in addition to all continuing duties applicable to you under your Confidentiality Agreement, and any other confidentiality obligations applicable to you pursuant to any written agreement between you and the Company, and/or under applicable law.

(g)    Early Termination. The Consulting Period may be terminated by you, at any time for any reason, upon thirty (30) days’ advance written notice to the Company. The Company may terminate the Consulting Period upon any material breach by you of your obligations hereunder provided such breach is not cured within seven (7) business days after the Company issues you written notice to cure (pursuant to Section 16 of this Agreement). Upon termination of the Consulting Period, the Company shall pay you all Fees earned through the end of the Consulting Period, and shall reimburse all business expenses incurred by you in performance of the Services through that date. (Final Fees will be prorated for any partial month of service.)

(h)    Acknowledgements. You and the Company acknowledge and agree that the consulting arrangement memorialized herein is not a term or benefit required under the terms of the Employment Agreement, and does not substitute in any way for any payments paid or otherwise payable to you under the Employment Agreement. Rather, the foregoing consulting services agreement is a new, legally binding right being created as of the date this Agreement is signed by both parties (subject to your satisfaction of the preconditions to receipt of this benefit, as set forth herein).

5.    Communications. Except as otherwise authorized or required by this Agreement, any statements or disclosures made by either party to communicate your change in status (including the reasons for your departure from the organization) shall be consistent with the text attached hereto as Exhibit C (the “Statement”) as well as the parties’ other obligations under this Agreement (including without limitation the obligations under Section 1(b) (Proprietary Information) and Section 11 (Mutual Nondisparagement) hereof). Notwithstanding any other provision of this Agreement, the parties acknowledge that the Company may disclose the material terms of this Agreement and publically file the Agreement as required by applicable securities laws.

6.    Quinolone-Mimetic Program Acknowledgment. If, at any time within three (3) years after the Transition Date, any scientific paper is issued by the Company (in whole or in part) with respect to its quinolone-mimetics program, the Company will identify you as a co-author of such work.

7.    No Other Compensation or Benefits. Other than any vested rights you may have in any Company-sponsored ERISA-covered benefit plan (i.e., a 401(k) plan account), you will not receive any salary, bonuses, equity interests or vesting, severance or any other form of compensation or benefit from the Company after the Transition Date except as expressly provided in this Agreement.

8.    Company Property.

(a)    General Obligations. On the Transition Date and excluding the Service Materials (defined below), you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, lists, reports, studies, analyses, compilations of data, proposals, agreements, operational and financial information, research and development information, sales and marketing information, compensation and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If you used any personal computer, server, or e-mail system to receive, transmit, store or create any Company confidential or proprietary data, materials or information in connection with your employment with the Company, within thirty (30) days after the Transition Date and excluding only Service Materials, you shall provide the Company with a computer-useable copy of all such confidential or proprietary data, materials or information, and shall permanently delete and expunge such confidential or proprietary information from those systems, and make any such system available to the Company for inspection to ensure compliance with this provision.

(b)    Service Materials. You shall be entitled to temporarily retain all Company documents, electronic files and other materials the Company expressly authorizes you in writing to retain in order to perform your services as a consultant to the Company (collectively, the “Service Materials”); provided, however, that you agree to return all Service Materials to the Company at the end of the Consulting Period or such other time requested by the Company. Within thirty (30) days after the end of the Consulting Period, if you used any personal computer, server, or e-mail system to receive, transmit, store or create any Company confidential or proprietary data, materials or information in connection with the performance of your consulting services, you shall provide the Company with a computer-useable copy of all such confidential or proprietary data, materials or information, permanently delete and expunge such confidential or proprietary information from those systems, and make any such system available to the Company for inspection to ensure compliance with this provision.

(c)    Personal Documents. Notwithstanding the foregoing, after the Transition Date, you shall be entitled to retain as your personal property: (i) all agreements between you and the Company that you executed in connection with your employment with the Company; (ii) all wage statements and other payroll records issued to you, and well as documents issued to you with regard to your employee benefits with the Company; and (iii) all Company documents and information issued to you in connection with your equity interests in the Company.

9.    Noncompetition and Work Activities. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the remainder of your employment with the Company and for entirety of the Consulting Period, you will not, except on behalf of the Company, directly or indirectly, whether as an officer, director, stockholder, member, manager, partner, proprietor, employee, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed or engaged by, or render services to any other person, corporation, firm, partnership or other entity whatsoever that is competitive with or is reasonably anticipated to be competitive with the Company, nor make preparations to do so; provided, however, that you may own, as a passive investor, securities of any competitor, so long as your holdings in any one such competitor shall not in the aggregate constitute more than one percent (1%) of the securities of such competitor (computed on a fully diluted basis taking into account the possible conversion or exercise of any convertible securities, options, warrants, or convertible debt). Except as provided in the preceding sentence, you may engage in other employment, consulting or other work relationships and activities in addition to your continuing obligations to the Company as long as such relationships and activities do not unreasonably interfere with your obligations to the Company or create an actual or apparent conflict of interest, each as determined by the Company in its sole discretion which shall not be unreasonably exercised. You further agree that, during the remainder of your employment and throughout the Consulting Period, except with the Company’s advance written consent, you will not, directly or indirectly, contact or solicit any Company customers for any purpose other than authorized Company business.

10.    Non-Interference. During your employment and subsequent consulting relationship with the Company and continuing for twelve (12) months after the termination of such relationship, you agree that you will not, directly or indirectly by any means (including without limitation acting by or through any other person or entity) solicit, induce, or attempt to induce any employee, consultant, supplier, clinical investigator, clinical site, or service provider of the Company to terminate or breach any employment, contractual, or other business relationship with the Company.

11.    Mutual Nondisparagement. During the remainder of your employment with the Company and continuing at all times thereafter, you agree not to disparage the Company or any of its officers, directors, employees, shareholders, agents, products or services, in any manner likely to be harmful to it, their, his or her business, business reputation or personal reputation. The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you, your business, business reputation or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prevent any person or entity from responding accurately and fully to any request for information to which response is required by legal process.

12.    No Adverse Action/Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any other person or entity in connection with any claim or cause of action of any kind brought against the Company; provided, however, that this limitation shall not prevent you from pursuing a claim on your own behalf (to the extent such claim is not released by you pursuant to this Agreement or the Transition Date Release) or from providing truthful and accurate testimony when requested by the Company or required by subpoena. You further agree to cooperate fully with the Company, as requested, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by third parties, or other matters, arising from events, acts, or failures to act that occurred during your board service or employment with the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, for interviews and truthful and accurate deposition and trial testimony. The Company will reimburse you for reasonable, pre-approved and documented out-of-pocket expenses incurred in connection with any such cooperation (excluding any forgone wages, salary or other compensation), and will reasonably accommodate your scheduling needs.

13.    Release of Claims.

(a)    Ryser Release. In exchange for the Company’s agreement to the terms set forth herein, you hereby release the Company, its successors, predecessors, parents, subsidiaries, and affiliates, and each of such entities’ officers, directors, agents, servants, employees, attorneys, shareholders, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to events, acts or omissions occurring any time up to and including the date you sign this Agreement. This release of claims includes, but is not limited to: (a) all claims directly or indirectly arising out of or in any way connected with your employment with the Company or termination of that employment; (b) all claims directly or indirectly arising out of or in any way related to your service on the Board of Directors of the Company or the termination of such service; (c) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, commissions, stock, stock options, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; and (d) all claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction, including, but not limited to, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, the California Labor Code, Delaware law, federal securities law, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, retaliation, breach of fiduciary duty, and breach of the implied covenant of good faith and fair dealing. Notwithstanding the foregoing, you are not releasing: (i) any rights you have under the Agreement or the agreements incorporated herein by reference; (ii) any rights or claims for indemnification you may have pursuant to any written indemnification agreement to which you are a party or intended third-party beneficiary, the articles or bylaws of the Company or under applicable law; or (iii) any rights which are not waivable as a matter of law. You understand that nothing herein shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

(b)    ADEA Waiver. You specifically acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA Waiver”). You also acknowledge that the consideration given for this ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7) day revocation period; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

(c)    Company Release. In exchange for your entering into this Agreement and allowing it to become effective by its terms, the Company shall (and hereby does) release, acquit and forever discharge you, your heirs, assigns, and attorneys, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct occurring at any time prior to and including the date the Company signs this Agreement; provided, however, that this release shall not release or waive: (a) any rights the Company has under this Agreement or the agreements incorporated herein by reference; (b) any claims arising out of your obligations to protect and not to disclose or make unauthorized use of any of the Company’s confidential and proprietary information, including but not limited to claims under the Confidentiality Agreement or the Uniform Trade Secret Act; or (c) any claims (whether direct or for indemnification or contribution) arising from any intentional or knowing wrongful material misconduct by you which constitutes fraud, embezzlement or conversion of any Company asset or business opportunity and which results in, or is reasonably likely to result in material financial harm to the Company.

(d)    Section 1542 Waiver. In giving the releases of claims set forth above, which includes claims which may be unknown at present, you and the Company each acknowledge having read and understood Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You and the Company each hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the parties’ respective release of unknown or unsuspected claims.

14.    Attorneys Fees. The Company shall pay, on your behalf, attorneys fees actually incurred by you in connection with the negotiation and finalization of this Agreement, up to a maximum of $25,000.

15.    Dispute Resolution. You and the Company hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the JAMS Employment Arbitration Rules and Procedures then in effect. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The parties shall each have the right to bring dispositive motions (including, without limitation, for summary judgment and/or adjudication) consistent with applicable California law standards. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will be responsible for payment of all JAMS fees. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. The prevailing party in any arbitration proceeding shall be entitled to recover reasonable attorneys fees and costs incurred from the non-prevailing party.

16.    Notices. All notices, demands, requests, and instructions of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date personally or hand delivered, or one (1) day after being sent by internationally-recognized overnight delivery courier or by facsimile transmission. Communications directed to you shall be sent to your last residential address (as listed in the Company’s personnel records), with a copy to:

Martin J. Foley, Esq.

Sonnenschein Nath & Rosenthal LLP

601 South Figueroa Street, Suite 2500

Los Angeles, CA 90017-7404

Fax: 213-623-9924

Communications directed to the Company shall be addressed as follows:

William Kaplan

Vice President of Legal Affairs - Corporate

Telik, Inc.

3165 Porter Drive

Palo Alto, CA 94304-1213

Fax: 650-845-7800

with a copy to:

Suzanne Hooper, Esq.

Cooley Godward Kronish LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Fax: 650-849-7400

The persons to whom, or addresses at which, notice is to be given may be changed by giving written notice to the other party as provided in this Section.

17.    Miscellaneous. This Agreement, including the Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, whether oral or written. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable pursuant to applicable law in a manner consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

Please sign and date this Agreement below to accept the terms set forth above.

Sincerely,

TELIK, INC.

By:	/s/ Michael M. Wick
Michael M. Wick, M.D., Ph.D. President and Chief Executive Officer

Exhibit A – Confidentiality Agreement

Exhibit B – Transition Date Release

Exhibit C – Statement

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Stefan Ryser	Date:	June 12, 2009
Dr. Stefan Ryser

EXHIBIT A

CONFIDENTIALITY AGREEMENT

TELIK, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Telik, Inc., a Delaware corporation, with its principal office at 3165 Porter Drive, Palo Alto, CA 94304, together with any subsidiary of Telik, (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	Recognition of Company’s Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorized such in writing.

The term “Proprietary Information” shall mean any confidential information that relates in any way to the Company’s past, present or future business. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, whether or not patentable, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, whether or not registrable, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and personnel information, including but not limited to information regarding the skills and compensation of other employees of the Company.

2.	Third Party Information. I understand, in addition, that the Company has received and in the future will receive confidential information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold such information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, such information unless expressly authorized by an officer of the Company in writing.

3.	Assignment of Invention

3.1	Assignment

(a)	I hereby assign to the Company all my right, title and interest in and to any and all Inventions, including all related patent rights, copy rights, trade secret rights and all other rights throughout the world in connection therewith (collectively, “Proprietary Rights”), together with all goodwill associated therewith, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this Paragraph 3 are hereinafter referred to as “Company Inventions.” I agree, upon request, to execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.

(b)	I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

4.	Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

5.	Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the company all patent applications filed by me within a year after termination of employment.

6.	Prior Invention. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company in writing that all such Inventions have not been listed for that reason.

7.	Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, and for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

8.	No Improper Use of Materials. During my employment by the Company I will not improperly use or disclose any confidential information of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

9.	No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10.	Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11.	Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.	Notices. Any notice required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

13.	General Provisions.

13.1 Governing Law. This Agreement is made under and should be construed according to the laws of the State of California as applied to contracts entered into and to be performed entirely in California by residents of the State of California.

13.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supercedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

13.3. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

13.4. Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

13.5. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: August 1, 2008.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 8/1 , 2008

/s/ Stefan Ryser
Stefan Ryser, Ph.D.

Address:	c/o Telik, Inc. 3165 Porter Drive Palo Alto, CA 94304

ACCEPTED AND AGREED TO:

TELIK, INC.

By:	/s Michael M. Wick
Michael M. Wick Chief Executive Officer and President

EXHIBIT A

TELIK, INC.

Gentlemen:

1.	The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Telik, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No	inventions or improvements ☐ See below

☐  Due to confidentiality agreements with                                                                                                                           , prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

☐  Additional sheets attached

2. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

☐  No material                    ☐  See below

☐  Additional sheets attached

August 1, 2008

/s/ Stefan Ryser
Stefan Ryser, Ph.D.

EXHIBIT B

TRANSITION DATE RELEASE

(TO BE SIGNED ON OR WITHIN 21-DAYS AFTER THE TRANSITION DATE)

1.    Separation from Employment. My employment with Telik, Inc. (the “Company”) terminated on August 1, 2009 (the “Transition Date”). I hereby represent that I have been paid all compensation owed and for all hours worked through the Transition Date, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim

2.    Release of Claims. In exchange for the severance benefits and other consideration the Company is offering to provide to me pursuant to that certain transition and release agreement between me and the Company dated June __, 2009 (the “Agreement”), I hereby release the Company, its successors, predecessors, parents, subsidiaries, and affiliates, and each of such entities’ officers, directors, agents, servants, employees, attorneys, shareholders, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to events, acts or omissions occurring any time up to and including the date I sign this Transition Date Release (the “Final Release”). This release of claims includes, but is not limited to: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, commissions, stock, stock options, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; and (c) all claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction, including, but not limited to, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the California Labor Code, Delaware law, federal securities law, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing. Notwithstanding the foregoing, I am not releasing: (i) any rights I have under the Agreement or the agreements incorporated therein by reference; (ii) any rights or claims for indemnification I may have pursuant to any written indemnification agreement to which I am a party or intended third-party beneficiary, the articles or bylaws of the Company or under applicable law; or (iii) any rights which are not waivable as a matter of law. In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. I hereby represent and warrant that, other than the Excluded Claims, I are not aware of any claims I have or might have against any of the Company Parties that are not included in the Released Claims.

3.    ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Final Release; (b) I should consult with an attorney prior to signing this Final Release; (c) I have twenty-one (21) days to consider this Final Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Final Release to revoke it, with such revocation to be effective only if I deliver written notice of revocation to the Company within the seven (7)-day revocation period; and (e) this Final Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign it (the “Release Effective Date”).

4.    Section 1542 Waiver. In giving the releases herein, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

5.    No Transfer. I hereby warrant and represent that I am the sole and lawful owner of all right, title, and interest in and to the matters released herein and that I have not assigned, transferred, pledged, hypothecated, or subrogated any released matter or any part or portion of any released matter.

6.    No Actions. I further represent and warrant I have not filed a lawsuit, complaint or proceeding of any kind against any person or entity arising from or relating to the claims released by me herein. I further agree that, if I bring any action, lawsuit or arbitration proceeding, at law or in equity, against any of the Released Parties arising from or related to any claims released by me herein, in addition to any other rights and remedies available to the injured party, I agree to pay all costs and expenses incurred by the injured party in the defense of any such action, lawsuit or arbitration, including but not limited to reasonable attorneys’ fees.

7.    Entire Agreement. This Final Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation that is not expressly stated in this Final Release or in the Agreement.

UNDERSTOOD AND AGREED:

Dr. Stefan Ryser	Date

Exhibit C

STATEMENT

Stefan Ryser, Ph.D., has resigned effective August 1, 2009 as Senior Vice President of Corporate Strategy. Telik is grateful to Dr. Ryser for his contributions as an employee and as a member of the Company’s Board of Directors for the past 11 years. Dr. Ryser will start a consulting business in a joint effort with one of his former business partners, and has agreed to provide consulting services to the Company for a limited period of time after his resignation becomes effective.